UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 14, 2011 (July 8, 2011)

Neah Power Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-49962	88-0418806
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22118 20th Avenue SE, Suite 142 Bothell, Washington	98021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (425) 424-3324

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.

Material Modification to Rights of Security Holders.

The information provided in response to Item 5.03 of this report is hereby incorporated by reference into this Item 3.03.

Item 5.03.

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 8, 2011, the Neah Power Systems, Inc. (the “Company”) filed a Certificate of Designation with the Nevada Secretary of State. The Certificate of Designation sets forth the rights, preferences and privileges of the Company’s Series B Preferred Stock (the “Series B Preferred Stock”). For a complete description of the Series B Preferred Stock, you should refer to the Certificate of Designation of Series B Preferred Stock filed with this Current Report on Form 8-K as Exhibit 3.1. .

The following summarizes the terms of the Series B Preferred Stock:

Authorized Shares

The Company may issue up to 1,000,000 of the Series B Preferred Stock. The number of authorized shares of the Series B Preferred Stock may be increased or decreased by the Company’s board of directors. However, the Company’s board of directors may not decrease the number of authorized  Series B Preferred Stock below the number of shares of Series B Preferred Stock then outstanding or those issuable upon the conversion of a convertible security.

Ranking

The Series B Preferred Stock ranks on parity with the Company’s common stock, par value $0.001 (the “Common Stock”) and any class or series of capital stock of the Company later created specifically ranking by its terms on parity with the Series B Preferred Stock or Common Stock, in each case as to the distribution of the Company’s assets upon liquidation, dissolution or winding up of the Company.

Interest

The holder of each share of Series B Preferred Stock shall be entitled to interest at a simple interest rate of 6% per annum. In the event the Company declares a dividend payable to holders of any class of stock, the holder of each share of the Series B Preferred Stock will be entitled to receive a dividend equal to that payable to the holder of the number of shares of Common Stock that the Series B Preferred Stock is convertible on the record date for the dividend.

Voting

The holders of the Series B Preferred Stock are entitled to vote with the Company’s Common Stock with number of votes equal to the number of common shares available by conversion to the holders of the Series B Preferred Stock.

Conversion

The Series B Preferred Stock are convertible into the Company’s Common Stock at the sole option of the Company at any time, except that the holders of the Series B Preferred Stock, upon or after the resignation or termination of the Company CEO, Gerard C. D’Couto, may elect to convert the Series B Preferred Stock into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to be issued upon a conversion is calculated by (i) multiplying the number of Series B Preferred Stock being converted by the per share purchase price received by the Company for such Series B Preferred Stock, and then, multiplying such number by 130% and then dividing this calculated value by the average closing bid price of the Common Stock during the five (5) Trading Days prior to the date a notice to convert the Series A Preferred Stock into the Company’s Common Stock is delivered to the Company “Trading Day” means a day on which the OTCBB (or any of its successors) is open for trading, or by (ii) first, allocating the Series B proportionately according to the amounts by date of individual cash tranches received by the Company then, second, multiplying the number of Series B Preferred Stock being converted, identified by tranche, by the per share purchase price received by the Company for such Series B Preferred Stock, and then, multiplying such number or numbers by 130% and, finally, dividing the calculated value(s) by the average closing bid price of the Common Stock during the five (5) Trading Days prior to the date of the associated tranche or tranches.The summary of the rights, preferences and privileges of the Series B Preferred Stock described above is qualified in its entirety by reference to the certificate of designation, a copy of which is attached as an exhibit to this report and is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

    (a)  Financial Statements of Businesses Acquired

Not applicable.

(b)  Pro forma Financial Information

Not applicable.

(c)  Shell Company Transactions

Not applicable.

(d)  Exhibits

Not applicable.

Exhibit Number	Description of Exhibit
3.1	Certificate of Designation of Series B Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neah Power Systems, Inc.

By: /Stephen M. Wilson

Stephen M. Wilson

Chief Financial Officer

Date: July 14, 2011